UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 26, 2012

K-V PHARMACEUTICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-9601	43-0618919
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2280 Schuetz Road St. Louis, MO		63146
(Address of principal executive offices)		(Zip Code)

(314) 645-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 26, 2012, K-V Pharmaceutical Company (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that the average closing share price of its Class A Common Stock was below the NYSE’s continued listing standard for minimum average closing share price. Rule 802.01C of the NYSE Listed Company Manual requires that any security listed on the NYSE trade at a minimum average closing share price of $1.00 during any consecutive 30 trading-day period.

Under the applicable rules of the NYSE, the Company must notify the NYSE within 10 business days of receipt of the non-compliance notice that it intends to cure the deficiency. The Company intends to notify the NYSE within this time period that it intends to cure the deficiency. The Company has six months from its receipt of the non-compliance notice to cure the deficiency and regain compliance by having a closing price of at least $1.00 per share on the last trading day of any calendar month during the six-month cure period and an average closing share price of at least $1.00 over the 30 trading-day period ending on the last trading day of that month.

During the six-month cure period, the Company’s Class A Common Stock and Class B Common Stock will continue to be listed and traded on the NYSE, subject to the Company’s continued compliance with the NYSE’s other applicable listing rules.

On June 29, 2012, the Company announced, through a press release, its receipt of the non-compliance notice and its intention to cure the deficiency. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	The following exhibit is furnished as part of this report:

Exhibit Number	Description

99.1	Press Release dated June 29, 2012, issued by K-V Pharmaceutical Company.

The Registrant will post this Form 8-K on its Internet website at www.kvpharmaceutical.com. References to the Registrant’s website address are included in this Form 8-K and the press release only as inactive textual references and the Registrant does not intend them to be active links to its website. Information contained on the Registrant’s website does not constitute part of this Form 8-K or the press release.

*            *             *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 3, 2012

K-V PHARMACEUTICAL COMPANY

By:	/s/ Patrick J. Christmas
Patrick J. Christmas
Vice President, General Counsel and Secretary